002 Putnam Fund for Growth & Income Fund attachment
4/30/05 Semi-annual

Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended April 30, 2005, Putnam Management has
assumed $119,621 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1 (000s omitted)

Class A	84,056
Class B	10,846
Class C	336

72DD2 (000s omitted)

Class M	634
Class R	2
Class Y	14,019

73A1

Class A	0.129
Class B	0.059
Class C	0.057

73A2

Class M	0.081
Class R	0.116
Class Y	0.153

74U1 (000s omitted)

Class A	630,927
Class B	162,363
Class C	5,627

74U2 (000s omitted)

Class M	7,363
Class R	24
Class Y	89,377

74V1

Class A	18.64
Class B	18.37
Class C	18.57

74V2

Class M	18.52
Class R	18.60
Class Y	18.68